Exhibit 99.1

MATRIXX INITIATIVES, INC. ANNOUNCES NEW, IMPROVED SWAB DESIGN FOR ZICAM COLD
REMEDY PRODUCTS; SETTLEMENT OF LITIGATION

Second Quarter 2003 Financial Statements To Be Adjusted to Reflect Settlement

     PHOENIX, AZ, August 13, 2003/PRNewswire/ — Matrixx Initiatives, Inc. (NASDAQ: MTXX), developer and distributor of the expanded line of Zicam® products, today announced that it expects to launch a new, improved, consumer-preferred swab design in the first quarter of 2004 for its popular Zicam Cold Remedy Swabs and Zicam Kids Size Cold Remedy Swabs. The new swabs were designed by DEKA Research & Development, a leading innovator in the design of advanced medical products and technologies.

     To provide assurance of adequate production and supply of its current swab products during the transition to the new swab design, Matrixx also announced today that it is abandoning its legal claims filed against Zila, Inc. and its subsidiary, Innovative Swab Technologies, Inc. (IST), the Company’s current swab product manufacturer. Matrixx had claimed IST breached its manufacturing contract by failing to meet minimum swab production levels and by unilaterally increasing the contract’s pricing terms. As a result of the settlement, which resolves all disputes among the parties, IST has agreed to extend the manufacturing contract through the first quarter of 2004 and to maintain swab production at current levels, and Matrixx has agreed to pay the higher prices imposed by IST in March 2003. The settlement agreement was signed on August 13, 2003. The Company believes the settlement agreement will help facilitate an orderly transition to the new swab design, allowing the Company to provide appropriate levels of service to its retail customers until the transaction is complete.

     “Building on last year’s success with our Zicam Cold Remedy swabs, we are excited to be able to launch this consumer-preferred swab design in 2004. We expect the new swab product will improve gross margins above those for the current swab product and avoid the supply issues the Company faced during 2002 and 2003,” said Carl J. Johnson, president and chief executive officer of Matrixx.

     Mr. Johnson added, “Continuing our strong revenue growth momentum and eliminating impediments to supplying customers with adequate amounts of Zicam Cold Remedy swab products is very important to the Company. It is especially important to provide the type of service levels that our customers deserve at a time when we are introducing three new and innovative oral delivery forms of Zicam Cold Remedy. While we believe we would have prevailed in the arbitration, given the circumstances, we believe the settlement agreement is the best way to serve consumers, our customers and our shareholders. We can now focus resources on other new growth initiatives without being distracted by these legal matters and without the added legal expenses. Ultimately, with regard to the settlement agreement, we were willing to incur a short-term cost increase to maintain our focus on profitable growth while we transition to our new improved swab.”

     As a result of the settlement, the Company will reduce its recently announced second quarter 2003 financial results by approximately $164,000 for net income from continuing operations or $0.02 per share. The adjustment is attributable to the difference between the higher price demanded by IST for swab production compared to the original contract price and fines from retailers incurred by Matrixx. Matrixx had expected to recover the fine amounts through the arbitration proceedings. The complete financial results, as adjusted based on the effect of the settlement agreement, are reported in a separate press release of the Company today.

     Mr. Johnson concluded, “The adjustment to second quarter earnings will not affect the Company’s previous guidance of at least a 30% increase in revenue growth for 2003 compared to 2002 and earnings growth over the same periods at an even faster pace.”

New Swab Design

     To develop the superior swab design, Matrixx worked with the highly respected development team at DEKA whose innovative approach to technology solutions and applications include the revolutionary Segway™ Human Transporter; the Baxter HomeChoice™ PD, a peritoneal dialysis machine; and the INDEPENDENCE™ IBOT™ Mobility System, developed for Independence Technology, a division of Johnson & Johnson. “It has been gratifying to collaborate with one of the world’s leading designers of dynamic new medical technologies to develop this product,” said Mr. Johnson. “The outstanding capabilities of the DEKA development group are helping us bring an improved, innovative Zicam Cold Remedy delivery system to market in record time.”

     Mr. Johnson noted that the new swab design has been submitted to the U.S. Patent Office for patent protection. “Our corporate emphasis is on employing innovative drug delivery systems for OTC pharmaceuticals. We originally developed the swab concept in 2002 to create a unique alternative for the approximately 50% of consumers who prefer not to use a pump applicator. Initial testing has shown that consumers are enthusiastic and prefer this new design to the initial swab.”

     The annual cough/cold season runs from October to March, with more than 50 percent of retail sales of over-the-counter cold remedies occurring from January through March. “With projected improved supply capacity, we intend to expand marketing efforts to increase demand among consumers once our new Zicam Cold Remedy swabs reach retail shelves as expected in January 2004,” said Mr. Johnson.

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of innovative drug delivery systems for over-the-counter (OTC) pharmaceuticals. Zicam, LLC, its wholly- owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT – Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce significantly the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief nasal gel, a homeopathic remedy designed to provide relief to allergy sufferers; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer.

For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (NASDAQ:MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

About DEKA

DEKA Research & Development Corporation is a privately held, dynamic, growing Company focused on the development of radical new technologies that span a diverse set of applications. Its team is comprised of engineering, manufacturing and quality professionals dedicated to creating innovative solutions for advanced technologies. The people at DEKA focus on the complete development process, from proof of concept to low volume manufacturing runs, designing advanced medical products which are easier to use, more accurate, and more functional than the products they are replacing. DEKA’s technologies, and the products which incorporate these technologies, include the Baxter HomeChoice™ PD, a peritoneal dialysis machine; and one of DEKA’s most widely anticipated products, the INDEPENDENCE™ IBOT™ Mobility System. Developed for Independence Technology, a division of Johnson & Johnson, the IBOT™ is a sophisticated mobility aid for the physically challenged designed to climb stairs and traverse uneven terrain. DEKA is located in Manchester, New Hampshire.

Matrixx Initiatives, Inc. Forward Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectation of launching its new swab design in the first quarter of 2004; the Company’s expectation that the settlement agreement will help facilitate an orderly transition and provide appropriate levels of service to retail customers; the Company’s expectation that the costs associated with the new swab will result in improved gross margins for the new product compared to the old swab product; the Company’s expectation that the new swab will avoid the supply issues the Company faced during 2002 and 2003;the Company’s anticipated revenue and earnings growth; and the Company’s expectation to expand marketing efforts when the new swabs are expected to reach retail shelves in January 2004. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the possibility that the new swab product will not be produced in time for launch in January 2004; the possibility that the Company will not receive adequate supplies of swab products to accommodate an orderly transition, the possibility that the cost of the new swab products will exceed expectations; or the possibility that consumers will not respond favorably to the new product design. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 under the heading “Risk Factors”.

# # #